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                     December 20, 2021

       Phong Le
       President & Chief Financial Officer
       Microstrategy Incorporated
       1850 Towers Crescent Plaza
       Tysons Corner, VA 22182

                                                        Re: Microstrategy
Incorporated
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 12,
2021
                                                            File No. 000-24435

       Dear Mr. Le:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology